Exhibit 10.3

Covidien Ltd.

2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

PERFORMANCE SHARE UNIT AWARD

FY09-FY11 PERFORMANCE CYCLE

PERFORMANCE SHARE UNIT AWARD granted on December 1, 2008 (the “Grant Date”).

1. Grant of Performance Share Units. Covidien Ltd. (the “Company”) has granted to you Performance Share Units, the target amount of which is set forth in the Grant Letter, subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Performance Share Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled. The grant of these Performance Share Units is conditioned expressly on your acceptance of the “Non-Competition, Non-Solicitation, and Confidentiality Agreement” (the “Agreement”) that accompanies this Performance Share Unit Award and the Grant Letter. You must sign and return the Agreement to the Company such that the Company receives the signed Agreement by January 30, 2009. If you do not sign and return the Agreement by January 30, 2009, the Company will cancel these Performance Share Units effective as of such date and you will forfeit any rights hereunder. Please contact your local Human Resources Representative if you have any questions.

2. Amount and Form of Payment. Each Performance Share Unit represents one (1) Share of Common Stock and any Performance Share Units that vest pursuant to Section 4 will be redeemed solely for Shares, subject to Section 10.

3. Dividends. Each unvested Performance Share Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on a Share of Common Stock. DEUs will be calculated at the same dividend rate paid to other holders of Common Stock and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Share Units.

4. Vesting.

(i) Except as provided below, Performance Share Units subject to this Award will fully vest on the Committee Certification Date (as defined in the Appendix attached hereto), provided that you are an employee of the Company or Subsidiary on the Committee Certification Date. The target number of Performance Share Units specified in the Grant Letter shall be adjusted at the end of the performance cycle based on the attained level of achievement for the FY09-FY11 performance cycle (as described in the Appendix attached hereto).

(ii) If your employment terminates before full vesting, you will forfeit the unvested portion of Performance Share Units. However, if your employment terminates due to Normal Retirement (you terminate employment on or after age 60 and the sum of your age and years of service equals at least 70), Retirement (you terminate employment on or after age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, these Performance Share Units may become vested in accordance with the provisions of Section 5, 6 or 7, as applicable.

5. Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting provisions described in Section 4, these Performance Share Units may become vested if your Termination of Employment is a result of your Retirement, Normal Retirement, Disability or death as follows:

(i) Retirement. If your employment terminates as a result of your Retirement (as defined in Section 4(ii)) and your Retirement occurs less than 12 months after the Grant Date, you will forfeit all Performance Share Units subject to this Award. If, however, your Retirement occurs at least 12 months after the Grant Date and, had you continued in employment through the Committee Certification Date, you would have become fully vested in Performance Share Units subject to this Award, then you shall be entitled to pro rata vesting in Performance Share Units that would have become fully vested based on (A) the number of whole months completed from Grant Date through your employment termination date divided by 36 times (B) the total number of Performance Share Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Share Units pursuant to this Section 5(i), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance share units attributable to the FY09-FY11 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

(ii) Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement (as defined in Section 4(ii)), your death or a Disability and, had you continued in employment through the Committee Certification Date, you would have become fully vested in Performance Share Units subject to this Award, then you will become fully vested in the total number of Performance Share Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Share Units pursuant to this Section 5(ii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance share units attributable to the FY09-FY11 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

6. Termination of Employment Following a Change in Control. Notwithstanding the vesting provisions described in Section 4, these Performance Share Units may become vested in the manner described in Section 6(iii) below if your employment terminates after a Change in Control and you satisfy either Section 6(i) or Section 6(ii).

(i) Within 12 months after a Change in Control, the Company terminates your employment for any reason other than Cause, Disability or death; or

(ii) Within 12 months after a Change in Control and within 60 days after one of the events listed in this Section 6(ii), you terminate your employment because (A) the Company (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in your position, authority, duties or responsibilities; or (B) the Company, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits when taken as a whole.

(iii) If your employment terminates after a Change in Control in a manner that satisfies either Section 6(i) or Section 6(ii) above and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Share Units subject to this Award, then you will become fully vested in the total number of Performance Share Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Share Units pursuant to this Section 6(iii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance share units attributable to the FY09-FY11 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

7. Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 4, and subject to the provisions of subsection (i) below, if your employment terminates as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Share Units subject to this Award, then you shall be entitled to pro rata vesting in Performance Share Units that would have become fully vested based on (A) the number of whole months completed from Grant Date through your employment termination date divided by 36 times (B) the total number of Performance Share Units that would have become vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Share Units pursuant to this Section 7, such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance share units attributable to the FY09-FY11 performance cycle (i.e., upon the Committee Certification Date and shall, in no event, become vested or delivered prior to such time.

(i) Notwithstanding the foregoing provisions of this Section 7, you shall not be eligible for such pro-rata vesting if (A) your Termination of Employment occurs on or prior to the closing date of a Disposition of Assets or Disposition of a Subsidiary or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii) For purposes of Section 7(i), (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and bonus target that is at least equal to your base salary and bonus target in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated individual or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or controlled entity ceases to be a member of the Company’s controlled group as a result of such disposition; and (D) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

8. Withholdings. The Company has the right, prior to the issuance or delivery of any Shares on your Performance Share Units, to withhold or require from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee. If you have not satisfied your tax withholding requirements in a timely manner, the Company has the right to sell the number of Shares necessary to satisfy such requirements.

9. Transfer of Award. You may not transfer this Award or any interest in Performance Share Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Performance Share Units is null and void.

10. Forfeiture of Award. You will forfeit all or a portion of the Performance Share Units subject to this Award if your employment terminates under the circumstances described below:

(i) If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company’s Code of Ethical Conduct, then the Company will immediately rescind any unvested Performance Share Units subject to this Award and you will immediately forfeit any and all rights you have remaining at such time with respect to this Award. Also, you hereby agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Performance Share Units that vested during the 12-month period that occurs immediately prior to your Termination of Employment for Cause.

(ii) If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind any unvested Performance Share Units subject to this Award and you will immediately forfeit any and all rights you have remaining on the date that the Committee makes such determination with respect to this Award. Also, you hereby agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Performance Share Units that vested during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date the Committee determines that you could have been terminated for Cause.

(iii) If the Committee determines in its sole discretion that at anytime after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Committee will rescind any unvested Performance Share Units subject to this Award and you will immediately forfeit any and all rights you have remaining on the date that the Committee makes such determination with respect to this Award. Also, you hereby agree and promise to deliver to the Company immediately upon the Committee’s determination date Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Performance Share Units that vested during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date of the Committee’s determination.

11. Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.

12. Restrictions on Payment of Shares. Payment of Shares for Performance Share Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i) The Shares underlying the Performance Share Units will be duly listed, upon official notice of redemption, on the NYSE; and

(ii) A Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal counsel.

13. Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under federal securities laws with respect to trading in the Company’s securities. The Company has the right to recover, or receive reimbursement for, any compensation or profit you realized upon the disposition of Shares received for Performance Share Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14. Plan Terms Govern. The redemption of Performance Share Units, the disposition of any Shares received for Performance Share Units and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into this Terms and Conditions document. Capitalized terms used herein are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting the Award, you hereby acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.

15. Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law. Such data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of the Performance Share Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, social security number, nationality and job title), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you hereby give your explicit consent to the Company’s accumulating and processing personal data and/or sensitive personal data as is necessary or appropriate for Plan administration. If applicable, you also hereby give your explicit consent to the Company’s transfer of personal data and/or sensitive personal data outside the country in which you work or reside and to the United States. The legal persons for whom your personal data are intended include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to review and correct your personal data by contacting your local Human Resources Representative. You hereby acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

16. No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation. You understand that the grant of performance share units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance share units, or benefits in lieu of performance share units, even if performance share units have been granted repeatedly in the past. This Award and any gains received hereunder are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, Shares, Options or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

17. Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.

18. Entire Agreement and Amendment. These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan.

19. Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

20. Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of these Performance Share Units become subject to Code Section 409A, the provisions contained in Section 7.12 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions.

21. Acceptance. By signing and returning the Non-Competition, Non-Solicitation, and Confidentiality Agreement described in Section 1, you accept these Performance Share Units and agree to the following:

(i) You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and

(ii) You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

If you do not sign and return the Non-Competition, Non-Solicitation, and Confidentiality Agreement described in Section 1 to the Company, such that the Company is in actual receipt of the signed Agreement by January 30, 2009, you will be deemed to have not accepted these Performance Share Units, the Company will cancel all Performance Share Units subject to this Award effective as of such date and you will forfeit any rights hereunder.

APPENDIX

TO

TERMS AND CONDITIONS

OF

PERFORMANCE SHARE UNIT AWARD

Performance Share Unit Award Vesting Requirements

FY09-FY11 Performance Cycle

Performance Goals

This Appendix describes the vesting requirements for performance share units (“PSUs”) awarded under these “Terms and Conditions of Performance Share Unit Award” for the FY09-FY11 performance cycle (September 27, 2008 through September 30, 2011). The number of PSUs subject to these Terms and Conditions that vest is based upon the Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Healthcare Industry Index during the FY09-FY11 performance cycle, as described further below. Upon the expiration of the performance cycle, the Committee shall calculate the level of achievement attained for the FY09-FY11 performance cycle (in the manner described below) and certify the extent to which the performance goals have been achieved. You shall become vested in the number of PSUs that corresponds to the attained level of achievement certified by the Committee on the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”). The Committee Certification Date shall occur no later than sixty (60) days after the conclusion of the FY09-FY11 performance cycle. Except as otherwise provided in these Terms and Conditions, if your employment terminates for any reason before the Committee Certification Date, you will automatically forfeit all performance share units and they will be cancelled as of your employment termination date.

Healthcare Industry Index

The Healthcare Industry Index includes the following companies: Baxter International Inc., Becton Dickinson and Company, Boston Scientific Corp., Bristol-Myers Squibb Co., CR Bard Inc., Cardinal Health. Inc., Hospira Inc., Johnson & Johnson, Medtronic, Inc., Millipore Corp., PerkinElmer Inc., Schering-Plough Corp., St. Jude Medical Inc., Stryker Corp., Thermo Fisher Scientific, Inc., Waters Corp., and Zimmer Holdings Inc.

If two companies in the Healthcare Industry Index merge, the surviving company shall remain in the Healthcare Industry Index. If a company in the Healthcare Industry Index merges with, or is acquired by, a company that is not in the Healthcare Industry Index, and the company in the Healthcare Industry Index is the surviving company, then the surviving company shall be included in the Healthcare Industry Index. If a company in the Healthcare Industry Index merges with, or is acquired by, a company that is not in the Healthcare Industry Index, and the company in the Healthcare Industry Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the Healthcare Industry Index.

Notwithstanding the foregoing, if a company in the Healthcare Industry Index ceases to be listed in the Healthcare Sector under the Standard & Poor’s Global Industry Classification Standard

(GICS) at anytime during the performance period (including after a merger, acquisition or other business transaction described above), then it shall not be included in the Healthcare Industry Index.

Total Shareholder Return

Total Shareholder Return for the Company and each company in the Healthcare Industry Index shall include dividends paid and shall be determined as follows:

Total Shareholder Return = (Change in Stock Price + Dividends Paid) / Beginning Stock Price

“Beginning Stock Price” means the average closing price as reported on the New York Stock Exchange of one (1) share of common stock for the first sixty (60) trading days of the Performance Cycle.

“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.

“Dividends Paid” means the total of all dividends paid on one (1) share of stock during the Performance Cycle.

“Ending Stock Price” means the average closing price as reported in the New York Stock Exchange of one (1) share of common stock for the last sixty (60) trading days of the Performance Cycle.

“Performance Cycle” means the three-year period commencing September 27, 2008 and ending on September 30, 2011.

Example: If the Beginning Stock Price for a company was $50.00 per share, and the company paid $5.00 in dividends over the Performance Cycle, and the Ending Stock Price was $55.00 per share (thereby making the Change in Stock Price $5.00 ($55.00 minus $50.00)), then the Total Shareholder Return for that company would be twenty percent (20%). The calculation is as follows: .2 = ($5 + $5) / $50

Calculation of Percentile Performance

Following the Total Shareholder Return determination for the Company and each of the companies in the Healthcare Industry Index, the Company and the companies in the Healthcare Industry Index will be ranked, in order of maximum to minimum, according to their respective Total Shareholder Return.

After this ranking, the percentile performance of the Company as compared to the other companies in the Healthcare Industry Index shall be determined by the following formula:

P = 1	–	R – 1
N – 1

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of companies in the Healthcare Industry Index, including the Company.

“R” represents the Company’s ranking versus the other companies in the Healthcare Industry Index.

Example: If the Company ranked 7th out of 18 companies, the performance will be in the 65th percentile.

The calculation is as follows: .65 = 1	–	7 – 1
18 – 1

Calculation of Grant Multiplier

Following the percentile performance determination for the Company, the following multipliers will be utilized to determine the percentage of performance share units that shall become vested, if any.

Percentile Performance	Grant Multiplier
75th and higher	2x
At least 50th but less than 75th	See below*
At least 25th but less than 50th	See below**
Less than 25th	Zero (all PSUs are forfeited)

*	If percentile performance equals or exceeds the 50th percentile, but is less than the 75th percentile, then the Grant Multiplier is determined by the following formula: GM = (4 x PF) – 1.
**	If percentile performance equals or exceeds the 25th percentile, but is less than the 50th percentile, then the Grant Multiplier is determined by the following formula: GM = 2 x PF.

“GM” represents the Grant Multiplier.

“PF” represents the Company’s percentile performance expressed as a fraction.

Example: If an employee was issued 100 PSUs and the Company achieved a percentile performance in the 80th percentile for the applicable performance cycle, then the employee would vest in 200 PSUs at the end of such cycle (2 x 100). If, instead, the Company achieved a percentile performance in the 60th percentile, then the grant multiplier would be 1.4 ((4 x .60) -1) and the employee would vest in 140 PSUs (1.4 x 100) at the end of the performance cycle.

Example: If an employee was issued 150 PSUs and the Company achieved a percentile performance in the 40 th percentile for the applicable performance cycle, then the grant multiplier would be .80 (2 * .40) and the employee would vest in 120 PSUs (.80 x 150) at the end of such cycle. If, instead, the Company achieved a percentile performance in the 20th percentile, then all PSUs would be forfeited.

Incorporation by Reference

This Appendix is the Appendix referred to in the “Terms and Conditions of Performance Share Unit Award FY09-FY11 Performance Cycle” document and is hereby incorporated into and made part of such Terms and Conditions.